UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Blount International, Inc.
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Blount Acquisition by American Securities and P2 Capital Partners
Frequently Asked Questions
12/10/2015

1) What’s happening?

Blount has agreed to be acquired by American Securities LLC, a private equity firm, and P2 Capital Partners, LLC, our second largest shareholder and a long-term investor that understands our business.

2) Why are American Securities and P2 interested in owning Blount?

American Securities and P2 invest in market leading companies in attractive industries that have experienced management and talented teams.

There are many reasons they have entered into an agreement to invest in Blount – but, in short, they believe in our Company, our strategy, and our team. Like us, they recognize that the public equity market does not fully value our strong brands, excellent market positions, our people, and our P4 culture of continuous improvement.

3) How long will the transaction take to complete?

The transaction is expected to be completed in the first half of 2016, subject to the approval of Blount’s shareholders and regulatory authorities, the satisfaction or waiver of customary closing conditions, and Blount’s ability to terminate the merger agreement to accept a superior proposal.

4) How does it affect Blount Team Members?

Other than no longer being a publicly traded company, we do not anticipate any fundamental changes to the Company, the Senior Leadership Team, or Team Member responsibilities if the transaction closes. We expect to largely operate as we do today – the Company will simply have different owners. Our headquarters will remain in Portland, Oregon and our existing manufacturing, distribution, and sales footprint is not expected to change.

It is important that we all stay focused on our day-to-day responsibilities and continue to deliver the high-quality products that we are known for.

5) Is this a good thing for Blount?

The proposed transaction is a positive step for the Company and will provide a number of benefits if completed. Our shareholders will receive immediate value for their investment and we expect it will also provide us additional flexibility to execute our strategic plan as we continue to navigate the macroeconomic challenges facing our industry.

American Securities and P2 have significant financial resources to invest in our growth and in our manufacturing capabilities, brands, and people to help us achieve our strategic goals.  While we expect the near-term market conditions to remain challenging, we believe the proposed transaction will allow us to emerge a stronger competitor when our markets recover.

Our business and strategy will not change. We will just have different ownership.

We will not take on a meaningful amount of additional debt. Our new investors are simply acquiring our shares with nearly $500 million of new equity.

Not being a public company, we will not need to file quarterly financial results. This is a benefit to us going forward because our results can be interpreted by our competitors, resulting in a loss of competitive advantage.

6) Why American Securities and P2? Was there a thorough process?  How do you know you got the best deal for shareholders?

American Securities and P2 approached Blount with a compelling proposal to acquire the Company.  A Special Committee of the Board, comprised of independent directors, thoroughly evaluated the offer in consultation with its own legal and financial advisors, and unanimously concluded that this transaction is in the best interests of shareholders.  Based on this recommendation, the independent members of the Board unanimously approved the proposed transaction.

The Special Committee and independent directors of the Board each recommended that the Company’s shareholders adopt the merger agreement.

More background will be included in the proxy statement that will be filed with the SEC.  It is important to note that the transaction includes a “go-shop” period that runs through January 28, 2016 and is designed to maximize value for Blount shareholders.  During this period, the Special Committee, with the assistance of its and the Company’s financial and legal advisors, will actively solicit alternative proposals to acquire Blount. There can be no assurances that this process will result in a superior proposal.

7) Did the Special Committee consider any other strategic alternatives?

Our Board continually evaluates options to increase shareholder value.

A Special Committee of the Board, comprised of independent directors, thoroughly evaluated the American Securities and P2 offer, in consultation with its own legal and financial advisors, and unanimously concluded that this transaction is in the best interests of shareholders.  Based on this recommendation, the independent members of the Board unanimously approved the transaction.  More background will be included in the proxy statement that will be filed with the SEC.

8) Explain to me why this transaction makes sense.  Won’t the current public shareholders miss out on the upside?

In light of current operating conditions and the challenging outlook for our business and industry, we believe this transaction is in the best interests of shareholders.

This transaction delivers immediate value and an 86% premium to the December 9, 2015 closing stock price.

If the transaction is completed, we believe the support of American Securities and P2 will provide us additional flexibility and financial resources to execute our strategic plan as we continue to navigate the macroeconomic challenges facing our Company and industry.

9) Why sell now?  Does it make sense to sell the Company at the bottom of the market?

As you know, our business continues to be significantly impacted by macroeconomic factors such as FX, economic headwinds, and declining commodity prices in major markets across Europe and Asia and a global slowdown in the agricultural market.

We believe that the environment will remain challenging and this transaction is in the best interests of our shareholders as it provides immediate value and an 86% premium to our December 9, 2015 closing price.

10) Is this a sign that something is wrong with our strategy?

We believe we have the right strategy and team in place, but the value that our plan can deliver continues to be hindered by the challenging macroeconomic environment.

American Securities and P2 also believe in our strategy and our talented team, which is why they have agreed to invest in us.

11) How have our other large shareholders reacted to the news?

We are not going to comment on any potential conversations with shareholders.

12) Do you think the “go-shop” will result in a superior proposal?

We cannot speculate on the outcome of the “go-shop” period but alternative proposals will be actively solicited.

13) Will you approach other strategic buyers, including competitors and other participants in our industries?

During the “go-shop” period, the Special Committee, with the assistance of its and the Company’s financial and legal advisors, will actively solicit alternative proposals to acquire Blount. We are not going to comment beyond that.

14) Do American Securities and P2 have the ability to match a higher offer?

Yes, the merger agreement provides them with a customary right to match a superior proposal.

15) Is there a break-up fee?

Yes. The merger agreement provides that Blount will pay a termination fee of approximately $7.3 million if the merger agreement is terminated in connection with a superior proposal that arose during the “go-shop” period and a termination fee of approximately $14.7 million if the merger agreement is terminated in connection with a superior proposal that arose following the “go-shop” period.

16) Why did the Board need to form a Special Committee?

The Special Committee was formed to provide an independent evaluation of the offer.

17) Did the Board and Special Committee receive a fairness opinion?

The Board and Special Committee received separate fairness opinions from their financial advisors, Goldman Sachs and Greenhill, respectively.

18) After the transaction closes, will the new owners change the strategy or business focus?

If the transaction closes, we do not anticipate any fundamental changes to the Company and the way we operate. American Securities and P2 believe in our Company, our strategy, and our team.

19) Will there be changes in leadership as a result of the acquisition?

American Securities and P2 have track records of investing in companies that have strong management teams and talented employees and working with them to execute their strategies.  We do not anticipate any fundamental changes to the Senior Leadership Team if the transaction closes.

20) Did Josh Collins and David Willmott roll over their investments?

Yes, Josh and David will invest all of their net proceeds from the transaction in Blount.

21) Why are you confident the buyers will take a long-term approach?  Aren’t they most interested in generating a return on this investment?

Both American Securities and P2 believe in our Company, our strategy, and our talented team.  If the transaction closes, they plan to invest in Blount and work with us to successfully achieve our stated goals over time.

As they said in the press release, they view this as an attractive long-term investment opportunity.

22) These types of investors are known for adding debt to companies.  Are they going to do that here and leave us in a worse situation when they sell the Company looking for a quick exit when the market recovers?

American Securities and P2 will finance the acquisition with a large equity investment in addition to a modest amount of new debt.

It is important to note that the amount of debt that Blount will have after the transaction is completed is expected to be only slightly more than the amount we have today. The Senior Leadership Team believes that the anticipated debt level is manageable and prudent.

23) Both Josh and David have private equity backgrounds.  Was selling the Company to private equity their plan all along?

Their backgrounds have nothing to do with this transaction. American Securities and P2 approached the Company with this compelling offer.  A Special Committee of the Board comprised of independent directors (which did not include Josh and David) thoroughly reviewed the offer with the assistance of its own financial and legal advisors and unanimously concluded that it is in the best interests of our shareholders.  Based on this recommendation, the independent members of the Board unanimously approved the proposed transaction.

24) Will there be layoffs as a result of this transaction?

There are no layoffs planned at this time.

We do not anticipate any fundamental changes to the Company, the Senior Leadership Team or your responsibilities.

25) Will my benefits package change when Blount is no longer a public company?

We do not anticipate any changes to your aggregate compensation and benefits as a result of the proposed transaction.

We will no longer have public equity linked rewards/incentives that some team members have received in the past.

26) What happens to my SARs/stock options/RSUs?

Employee restricted stock units will be cashed out at the price of $10.00 per share if this transaction closes.   Stock options or SARs, if “in-the-money”, will be cashed out at the difference between the strike price or reference price and $10.00 per share. If “out-of-the-money”, they will be cancelled and you will not receive any pay out.

If a new bidder emerges and the Special Committee and the independent directors accept a new offer, the terms may change.

27) What does this mean for customers?

Anticipating and meeting our customers’ needs remains our top priority and we believe the proposed transaction has the potential to better enable us to serve them over the long-term. We do not expect our customer relationships to change if the transaction closes.  Our businesses, facilities and distribution centers are expected to all continue to operate as they do today. As always, we remain focused on providing customers with the highest quality products and outstanding service.

Importantly, the transaction will not result in a meaningful amount of additional debt, so our balance sheet will remain strong.

28) What about our largest customers?

They remain important to us going forward, and we don’t expect our relationship to change with them as a result of the ownership change.

29) Do you expect prices will change as a result of this?

We do not expect our pricing strategies will change, but pricing levels will continue to be reviewed and adjusted as appropriate, just as they are today, to ensure that the Company remains competitive.

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CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

“Forward looking statements” in this communication, including without limitation statements regarding the proposed transaction, the expected timetable for completing the proposed transaction, Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, in particular, among other things, the ability to consummate the proposed transaction in the time frame expected by the parties or at all; any conditions imposed on the parties in connection with the consummation of the proposed transactions; the ability to obtain requisite regulatory approvals on the proposed terms and schedule; the ability to obtain Blount shareholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; the ability of third parties to fulfill their obligations relating to the proposed transaction, including providing financing under current financial market conditions; and the other factors and financial, operational and legal risks or uncertainties described in Blount’s public filings with the SEC, including the “Risk Factors” and “Forward Looking Statements” sections of Blount’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. Blount disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

IMPORTANT ADDITIONAL INFORMATION

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Blount by American Securities LLC and P2 Capital Partners, LLC.  In connection with the proposed acquisition, Blount plans to file relevant materials with the SEC, including Blount’s Proxy Statement in preliminary and definitive form.  Before making any voting decision, Blount shareholders are urged to read all relevant documents filed with the SEC, including Blount's proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction.  Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Blount on the Investor Relations Page of its corporate website at http://www.blount.com, or by directing a request to Blount International, Inc., Investor Relations, 4909 SE International Way, Portland, Oregon 97222.

PARTICIPANTS IN SOLICITATION

Blount and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from Blount shareholders with respect to the proposed transaction.  Information about Blount's directors and executive officers is set forth in Blount's Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2015. Information concerning the interests of Blount's participants in the solicitation, which may, in some cases, be different than those of Blount's shareholders generally, is set forth in the materials filed by Blount with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available. Investors should read such materials carefully before making any voting or investment decision.